Exhibit 3.1
CERTIFICATE OF AMENDMENT
OF THE AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
CORNERSTONE THERAPEUTICS INC.
(Pursuant to Section 242 of the General Corporation Law of the State of Delaware)
CORNERSTONE THERAPEUTICS INC., (the “Corporation”), a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (the “DGCL”), hereby certifies as follows:
1. The name of the Corporation is Cornerstone Therapeutics Inc.
2. The amended and restated certificate of incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on June 1, 2004, and was subsequently amended on October 31, 2008 (the “Certificate of Incorporation”).
3. The Board of Directors of the Corporation pursuant to Section 242 of the DGCL duly adopted a resolution setting forth a proposed amendment to the Certificate of Incorporation and declaring such amendment advisable. The stockholders of the Corporation pursuant to Section 242 of the DGCL duly approved and adopted such proposed amendment at a special meeting of stockholders duly called and held upon notice in accordance with Section 222 of the DGCL.
4. The Certificate of Incorporation is hereby amended by deleting Article SIXTH thereof in its entirety and inserting the following in lieu thereof:
“SIXTH: In furtherance and not in limitation of the powers conferred upon it by the laws of the State of Delaware, and subject to the terms of any series of Preferred Stock, the Board of Directors shall have the power to adopt, amend, alter or repeal the Corporation’s Bylaws.”
5. Article NINTH of the Certificate of Incorporation is hereby amended and restated in its entirety to read as follows:
“NINTH: This Article is inserted for the management of the business and for the conduct of the affairs of the Corporation.
     1. General Powers. The business and affairs of the Corporation shall be managed by or under the direction of the Corporation’s Board of Directors.
     2. The Board of Directors shall have power, without the consent of the stockholders (except as provided by applicable law), to make, alter, amend, change, add to or repeal the Bylaws of the Corporation.

     3. Number of Directors; Election of Directors. Subject to the rights of holders of any series of Preferred Stock to elect directors and the provisions of that certain Governance Agreement by and among the Corporation, the stockholders of the Corporation named therein, and Chiesi Farmaceutici SpA (“Chiesi”) (the “Governance Agreement”), the number of directors of the Corporation shall be fixed from time to time in the manner provided in the Bylaws of the Corporation or any amendment thereof duly adopted by the Board of Directors or by the stockholders. Election of directors need not be by written ballot, except as and to the extent provided in the Bylaws of the Corporation.
     4. Classes of Directors; Voting.
     (a) For purposes of this Section 4, Section 5 and Section 6, the following terms shall have the respective meanings set forth below:
          (i) “Beneficially Own” means, with respect to any security, having or sharing the power to direct or control the voting or disposition of such security and “Beneficial Ownership” has a correlative meaning;
          (ii) “Class A Directors” means those directors who were not designated by Chiesi for election to the Board of Directors;
          (iii) “Class B Directors” means those directors who, pursuant to the Governance Agreement, were designated by Chiesi for election to the Board of Directors;
          (iv) “Common Stock” means the Corporation’s common stock, par value $0.001 per share;
          (v) “Equity Securities” means any (a) Voting Stock of the Corporation, (b) securities of the Corporation convertible into or exchangeable for Voting Stock and (c) options, rights and warrants issued by the Corporation to acquire Voting Stock;
          (vi) “Fully Diluted Basis” means of any date a calculation that gives effect to the number of shares of Common Stock then issued and outstanding plus the aggregate number of all shares of Common Stock that the Corporation may be required to issue as of such date pursuant to all options, warrants, rights, convertible or exchangeable securities or similar obligations then outstanding, whether or not such securities are then exercisable and exchangeable but excluding, however, any options, warrants or other similar rights outstanding at the date hereof that have an exercise price equal to or greater than $26.00 per share; and
          (vii) “Voting Stock” means the outstanding securities of the Corporation having the right to vote generally in any election of directors of the Board of Directors.
     (b) Subject to the rights of holders of any series of Preferred Stock to elect directors, while the Governance Agreement is in effect:
          (i) the Board of Directors shall be divided into two classes: Class A Directors and Class B Directors; and
          (ii) so long as Chiesi and its affiliates collectively Beneficially Own Common Stock representing not less than 50% of all outstanding Common Stock on a Fully Diluted Basis, (A) the Class B Directors present at a meeting duly held at which a quorum is present will be collectively entitled to exercise the number of votes equal to the aggregate number of Class A Directors present at the meeting with the number of votes allocated to the Class B Directors prorated among the Class B Directors who are present at such meeting and (B) each Class A Director will be entitled to one vote. The differential voting provision in this clause (ii) shall not apply to voting by directors in any committee of the Board of Directors.
     5. Chiesi Approval Required for Certain Actions. For so long as Chiesi and its affiliates Beneficially Own Common Stock constituting not less than 40% of all outstanding Common Stock on a Fully Diluted Basis, the approval of Chiesi shall be required for any of the following:
     (a) the acquisition by the Corporation of any business or assets (other than products acquired for re-sale to customers) for an aggregate price (not including royalties based on sales volumes, but including any assumptions of liabilities, milestone payments and other similar commitments) in excess of $25,000,000;
     (b) the sale, lease, transfer or other disposal of a business or assets of the Corporation for an aggregate price (not including royalties based on sales volumes, but including any assumptions of liabilities, milestone payments and other similar commitments) in excess of $25,000,000; provided, that the approval of Chiesi shall not be required for the sale, license or transfer to another party, in the ordinary course of business, of any Corporation asset (regardless of its value);
     (c) the issuance of any Equity Security or other capital stock of the Corporation, other than (i) issuances pursuant to the Corporation’s employee incentive plans and (ii) issuances upon the exercise of any option, warrant, conversion privilege or other similar right; or
     (d) the repurchase or redemption of any Equity Security or other capital stock of the Corporation, other than (i) redemptions required by the terms thereof, (ii) purchases made at fair market value in connection with any deferred compensation plan maintained by the Corporation and (iii) repurchases of unvested or restricted stock issued pursuant to any employee, officer, director or consultant compensation plan.
6. The Certificate of Incorporation is hereby amended by deleting Article TENTH and ELEVENTH thereof in their entirety and inserting the following in lieu thereof:
“TENTH:
For so long as Chiesi and its affiliates collectively Beneficially Own Common Stock representing not less than 50% of all outstanding Common Stock on a Fully Diluted Basis, the following provisions shall be in effect:
     1. Except as Chiesi may otherwise agree in writing, neither Chiesi nor any of its affiliates shall have a duty to refrain from engaging, directly or indirectly in the same or similar business activities or lines of business as the Corporation. To the fullest extent permitted by law, neither Chiesi nor any officer or director thereof shall be liable to the Corporation or its stockholders for breach of any fiduciary duty by reason of any such activities of Chiesi or of such person’s participation therein.
     2. Subject to compliance with Section 3 of this Article TENTH, in the event that Chiesi acquires knowledge of a potential transaction or matter which may be a corporate opportunity for both Chiesi and the Corporation, Chiesi shall to the fullest extent permitted by law have no duty to communicate or offer such corporate opportunity to the Corporation and shall to the fullest extent permitted by law not be liable to the Corporation or its stockholders for breach of any fiduciary duty as a stockholder of the Corporation by reason of the fact that Chiesi acquires or seeks such corporate opportunity for itself, directs such corporate opportunity to another person or entity, or otherwise does not communicate information regarding such corporate opportunity to the Corporation, and the Corporation to the fullest extent permitted by law waives and renunciates any claim that such business opportunity constituted a corporate opportunity that should have been presented to the Corporation or any of its affiliates.
     3. In the event that a director or officer of the Corporation who is also a director, officer or employee of Chiesi acquires knowledge of a potential transaction or matter which may be a corporate opportunity for both the Corporation and Chiesi (a “Mutual Corporate Opportunity”), such director or officer shall to the fullest extent permitted by law have fully satisfied and fulfilled his fiduciary duty with respect to such Mutual Corporate Opportunity, and the Corporation to the fullest extent permitted by law waives and renunciates any claim that such Mutual Corporate Opportunity constituted a corporate opportunity that should have been presented to the Corporation, if such director or officer acts in a manner consistent with the following policy: a Mutual Corporate Opportunity offered to any person who is an officer or director of the Corporation, and who is also an officer, director or employee of Chiesi, shall belong to Chiesi, unless such Mutual Corporate Opportunity was expressly offered to such person in his or her capacity as a director or officer of the Corporation (a “Cornerstone Opportunity”), in which case such Cornerstone Opportunity shall not be pursued by Chiesi.
ELEVENTH: The Corporation elects not to be governed by Section 203 of the General Corporation Law of the State of Delaware.”

     IN WITNESS WHEREOF, this Certificate of Amendment, which has been duly adopted in accordance with Section 242 of the DGCL, has been executed by a duly authorized officer of the Corporation on this 27th day of August, 2009.

CORNERSTONE THERAPEUTICS INC.

/s/ Craig A. Collard

Name: Craig A. Collard
Title: Chief Executive Officer